EXHIBIT 10.53

AmerAlia, Inc.

9233 Park Meadows Dr., Suite 431
Lone Tree, CO 80124
Telephone: (720) 876 2373 Facsimile: (720) 876 2374

[FORM OF LETTER TO CREDITORS]

October 13, 2008

[Name & Address of Creditor]

Dear [Creditor]

Introduction

We are writing to offer you the opportunity to subscribe for shares of AmerAlia Common Stock in consideration for the cancellation of our obligations to you.  We estimate as at October 15, 2008 these obligations will be approximately:

[Included here a summary of obligations owed]

On September 25, 2008 we entered into a Restructuring Agreement (the “Agreement”) with the Sentient Entities.  We expect the restructuring transaction pursuant to the Agreement will close late in October and anticipate AmerAlia will become substantially debt free and own 18% of its subsidiary, Natural Soda Holdings (“Holdings”).  Sentient will exchange all its existing loans to Holdings and its 53.5% ownership of Natural Soda (“NSI”) for the other 82% of Holdings.  Holdings will then own all of NSI, the operating subsidiary.

As you will see below, we are offering you the opportunity to subscribe for shares of AmerAlia Common Stock at $0.36 per share in consideration for the cancellation of any outstanding obligations that we owe to you.  This is the same price that Sentient is paying.

Restructuring

We anticipate that AmerAlia will have approximately up to 70 million shares outstanding after the closing of the restructuring transaction and that Sentient will own between 55% and 77% of our equity.  The exact amount of Sentient’s ownership will depend on the level of subscriptions for AmerAlia Common Stock by note holders and creditors.  We believe that following the restructuring transaction, we will have only one other holder of AmerAlia Common Stock that beneficially owns in excess of 5% if a trust affiliated with one of our directors accepts this offer for a sufficient amount of the obligations due to it.

Under the Agreement, in addition to converting its loans for shares of AmerAlia and Holdings, Sentient will subscribe $11,880,000 to purchase 33,000,000 shares.  This subscription will be reduced to the extent that holders of our Series A Debenture Secured Promissory Notes (the “Notes”) subscribe for AmerAlia shares for the principal and interest owed to them.

After the repayment of the Notes (whether through conversion into shares or cash repayment) we will have approximately $6.5 million in cash which we are obliged to use as follows:

•	for the payment of withholding taxes,
•	to reserve $2,880,000 for the expected capital contribution to Holdings (our share of the $16 million discussed below) and
•	for an additional cash reserve of $1,000,000.

Any remaining cash, subject to limitations, will be used to pay creditors.  We anticipate that after the repayment of the Notes at closing, our remaining obligations will total approximately $4.7 million.  We cannot use cash to pay all remaining creditors as that would cause us to fail to meet our obligation to reserve $3.88 million in cash.  We would not be able to close the restructuring transaction and our future would become very uncertain and perilous.

The executive officers and directors of AmerAlia are owed significant obligations for past service and loans to AmerAlia.  As part of the restructuring transaction, they will convert some of their Notes and obligations into AmerAlia shares and will have the opportunity to receive cash for at least a portion of their outstanding obligations.  They will receive AmerAlia shares on the same terms we are offering to other note holders and creditors.

We need creditors holding at least $2,100,000 of these remaining obligations to subscribe for shares of AmerAlia Common Stock so that we will have at least $1,000,000 of net working capital at closing.

Any subscriptions we receive will be accepted only if we close the restructuring transaction pursuant to the Agreement.  If there are insufficient subscriptions to enable us to close then all AmerAlia’s obligations will remain outstanding.

A full description of the Agreement is included in our Current Report on Form 8-K dated September 25, 2008 filed with the Securities and Exchange Commission.  A complete copy of the Agreement is included as an exhibit to the filing.

Description of Business

Our objective is to be a profitable natural products company through our ownership of natural sodium leases and water rights.  We currently produce various grades of sodium bicarbonate recovered from our naturally occurring nahcolite resource using solution mining.  Our efforts to improve our business performance are based on three objectives:

•	being a low cost producer of all grades of sodium bicarbonate,
•	increasing our market penetration of the North American market and
•	increasing the price at which we sell our product.

We believe that NSI is now the second largest supplier of sodium bicarbonate in North America.  We have invested heavily in our production capacity, particularly our cavities which are the source of both our natural sodium bicarbonate and our strategic low cash cost of production advantage over our competitors.

In addition to the development of the sodium bicarbonate business, Holdings and NSI own and have developed significant water rights.  The water rights are used in the operation of the sodium bicarbonate business.  NSI has entered into an agreement to sell up to one hundred and twenty (120) acre feet of water per year to Shell Frontier Oil & Gas, Inc. through December 31, 2011, with specific options for renewal.  Holdings and NSI intend to continue to develop the water rights and evaluate their use.

Holding’s and NSI’s sodium leases are situated in an area that is receiving extensive interest and publicity for the prospective development of its oil shale resources.  While we do not own rights to the oil shale Holdings and/or NSI intend to apply for a lease to develop the oil shale if appropriate regulations are promulgated and approved by the federal government.

Our business activities are comprehensively described in our reports to the Securities and Exchange Commission (the “SEC”).

During fiscal year ended June 30, 2008, we had the following unaudited operating revenues and expenses for the periods shown:

Period	Qtr ended	Qtr ended	Qtr ended	Qtr ended	Totals
	Sept. 30, 2007	Dec. 31, 2007	March 31, 2008	June 30, 2008	FY2008
Revenues	$4,212,711	$4,308,294	$4,847,006	$4,579,789	$17,947,800
Expenses	3,441,720	3,754,237	4,317,371	4,631,043	16,144,371
Gross Profit (Loss)	770,991	554,057	529,635	(51,254)	1,803,429

Benefits to AmerAlia on Completion of the Restructuring

•
Sentient is an independent private equity investment firm specializing in the global resources industry.  We believe that as a major shareholder in AmerAlia it will be committed to the development of our project.  Private equity funds managed by Sentient will own 82% of Holdings.

•
Our debentures, Notes and related securities carried high rates of interest and contingent interest.  Without that accruing interest and contingent interest, we believe that NSI’s cash flow from operations will be profitable.

•
Sentient has rights to indemnification as a result of the Mars Trust repaying our $10 million Bank of America loan in September 2007.  As part of the restructuring transaction Sentient will surrender these rights.

•
We anticipate regaining our listing on the OTC Bulletin Board as we bring our SEC filings up to date and it is our objective after the restructuring is completed to apply to list our shares on the NASDAQ Capital Market.

•	The infusion of new capital provides us with the opportunity to retain our established management team.
•
NSI owns significant world class sodium and water assets in an area that is noted for its undeveloped oil shale resources.  We believe that with the support of Sentient we will have the resources to obtain and develop oil shale leases if appropriate regulations are approved by the federal government.

•	Assuming we receive subscriptions from holders of at least $2.1 million of obligations, AmerAlia and Holdings will be essentially debt free.
•
AmerAlia will have cash reserves of at least $3.88 million for working capital and investment in Holdings after the restructuring is completed.  AmerAlia’s further investment in Holdings will be matched by additional contributions from Sentient in proportion to its ownership.  Holdings will have up to $16 million available to invest in further development to ensure reliable supply of brine to the plant, reduce energy costs and improve plant efficiencies thereby increasing our output at a time when all major producers have announced price increases.

Background to the Restructuring Agreement

In October 2006, we entered into a Memorandum of Understanding with the Jacqueline Badger Mars Trust (the “Trust”) and the other holders of our Series C notes to exchange these obligations for NSHI shares.  We did not complete that agreement but when Sentient became our largest shareholder in August 2007 after buying the Trust’s AmerAlia shares, loans and obligations, it agreed to fulfill a variation of that original understanding by accepting AmerAlia shares for the cancellation of indemnification obligations owed to Sentient that are secured by a pledge of a Series C Debenture.

Sentient acquired 7,929,820 shares of AmerAlia directly from the Trust and will receive an additional 5,977,800 shares of AmerAlia in the restructuring transaction that the Trust would have received under the variation of the original understanding.  Since Sentient paid the Trust $5 million and will receive a total of 13,907,620 shares, its average cost is $0.36 per share.

As a result, the subscription price is $0.36 per share, the same price that Sentient is paying.  Sentient will also subscribe for additional shares at $0.36 per share.

Corporate Governance

•
Under the Agreement, Sentient has a right to nominate its Chairman, Mr. Peter Cassidy, and up to three additional suitable candidates for election to the AmerAlia board of directors at its next meeting of shareholders.  Under the Agreement we are obliged to use commercially reasonable efforts to hold a meeting before December 1, 2008, although we anticipate requesting an extension of this date from Sentient.

•	The Holdings board of directors will comprise representatives from Sentient, AmerAlia and management with a majority of the representatives appointed by Sentient.
•	Mr. Bill H. Gunn and Mr. Robert van Mourik, executive officers of AmerAlia, will continue to supervise the management of Holdings and NSI as they have in the past, reporting to the Board of Directors.

Additional Information

•
AmerAlia has filed with the SEC its Annual report on Form 10-KSB for the year ended June 30, 2007 and its Quarterly reports for the periods ended September 30, 2007 and December 31, 2007.  The Quarterly report for the period ended March 31, 2008 will be filed with the SEC prior to the deadline for your subscription.

•	AmerAlia has filed with the SEC a report on Form 8-K dated September 25, 2008 that includes and summarizes the Restructuring Agreement.

These reports provide extensive and comprehensive discussion of our business and plans.  They are available online at www.sec.gov or through various stock price reporting websites.   We will give you copies of these reports upon request.

Risks

•
The restructuring transaction pursuant to the Agreement may not close.  If we cannot obtain sufficient acceptances for this offer of shares, we will be unable to close the restructuring transaction pursuant to the Agreement and our future will become very uncertain and perilous.

•
Sentient may not fund its share of the expected $16 million capital call for NSHI for NSI’s further development with the effect that NSI will not be able to expand its well-field and production capacity.

•	Our shareholders may be further diluted through the issuance of stock to raise additional capital at lower prices after the restructuring is completed.
•	Sentient may exercise its rights to subscribe for additional shares at $0.36 per share to ensure that potential creditor claims defined in the Agreement are extinguished.
•
We may become subject to the requirements of the Investment Company Act of 1940, as we will be a minority shareholder in NSHI, which would require us to comply with significant restrictions on our operations and transactions with affiliates.

•	AmerAlia stockholders may not be able to exercise any control over decisions made by Holdings because AmerAlia will become a minority stockholder in NSHI.
•	Holdings and/or NSI may not be able to obtain an oil shale lease even if regulations for their issue are promulgated and approved by the federal government.
•	NSI may not profitably achieve increased sales after it has increased its investment in greater well field and production capacity.
•
The SEC may deregister AmerAlia as a public reporting company because of AmerAlia’s delays in filing its periodic reports with the SEC, including our annual report on Form 10-KSB for the fiscal year ended June 30, 2008.  If AmerAlia is not a public reporting company you will not be able to sell your shares unless the shares are registered under the Securities Act of 1933, as amended (the “Act”), or there is an exemption available.

Tax Matters

Creditors who subscribe for shares in satisfaction of our obligations should seek their own advice as to any potential tax consequences related to the cancellation of their obligations and the treatments of any accrued interest.

Restrictions on Transfer

The shares of AmerAlia common stock that you subscribe for have not been registered under the Act, and are restricted.  The shares can only be transferred if they are registered or there is an available exemption from registration under the Act.  We do not have any present intention to register the shares for resale under the Act.

Pursuant to Rule 144 of the Act, an exemption from registration under the Act, the shares will not be transferable on the public market for six months after you acquire them from us.  Following the six month period, if you are not an affiliate of AmerAlia, you will be able to transfer the shares on the public market for the next six month period so long as we are current with the filing of our SEC periodic reports.  After one year, non-affiliates will be able to transfer the shares without restriction.

If you are an affiliate of AmerAlia, following the six month period, you will be able to transfer your shares in the public market subject to volume restrictions, so long as you file a Form 144 and we are current with our SEC periodic reporting requirements.

AmerAlia is currently not current with the filing of its periodic reports with the SEC and has a history of late filings.  In addition, the market for AmerAlia shares has historically had low volume.

Subscriptions

We have included a subscription agreement with this offer for your use if you choose to subscribe for AmerAlia Common Stock on the terms described herein for some or all of our obligations to you.  Please contact us if you require any additional information concerning our obligations.

This offer is open until 5 p.m. Mountain Time October 24, 2008.  Subscriptions should be delivered by courier or fax to:

Holland & Hart, LLP
8390 E. Crescent Parkway, CO 80111
Attention:	Michael Weiner, Esq.
Telephone:	(303) 290–1638
Facsimile:	(303) 672-6511

Please also return the original debt instruments along with the executed debt assignment form.  If you cannot find an original document please ask us for a lost certificate and indemnification agreement.

Any subscriptions we receive for our offer will be accepted only if we close the restructuring transaction pursuant to the Agreement.

If you have any questions about this offer, I invite you to call me at (970) 948-0901.

Sincerely

/s/ Bill H. Gunn
Bill H. Gunn
Chairman & CEO

Enc:	Subscription agreement
Debt assignment form.

FORWARD LOOKING STATEMENTS DISCLAIMER
The future conduct of the business of our companies is dependent upon a number of factors.  There can be no assurance that AmerAlia, Natural Soda Holdings or Natural Soda will be able to conduct their operations as contemplated herein.  Certain statements contained in this report use terms denoting future possibilities and are forward-looking statements.  The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks (including, without limitation, those risks described herein and in AmerAlia’s reports filed with the Securities and Exchange Commission).  They are beyond the companies’ ability to predict or control and may cause actual results to differ materially from the projections or estimates contained herein.  It is important that each person reviewing this report understand the significant risks attendant to the operations of AmerAlia.  AmerAlia disclaims any obligation to update any forward-looking statement made herein.